EXHIBIT 4.03

THIS SECURITY HAS BEEN ACQUIRED IN A TRANSACTION NOT INVOLVING ANY PUBLIC OFFERING AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT.

INTERPORE INTERNATIONAL, INC.

FORM OF

COMMON STOCK PURCHASE WARRANT

Certificate No.

Dated as of December 8, 1999

1. Grant. For value received, INTERPORE INTERNATIONAL, INC., a Delaware corporation (the “Corporation”), hereby grants to                                          or its assigns or transferees (the “Holder”), at the exercise price set forth in Section 3 below, the right to purchase              shares (the “Warrant Shares”) of the Common Stock, par value $.01 per share, of the Corporation (the “Common Stock”), subject to adjustment from time to time as hereinafter set forth. This Warrant is issued at Closing under that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) by and among the Interpore Orthopaedics, Inc., a Delaware corporation (a subsidiary of the Corporation), Quantic Biomedical Partners, a California general partnership (“QBP”), the Holder, John A. Dawdy and Andrew G. Hood. Capitalized terms used herein, but not elsewhere defined herein shall have the meaning set forth in the Purchase Agreement.

2. Exercise Period. The right to exercise this Warrant, in whole or in increments of no less than 10,000 shares, begins                      (the “Exercise Date”) and expires on the fifth anniversary of the Exercise Date (the “Expiration Date”).

3. Exercise Price. The exercise price of this Warrant is $             per Warrant Share purchased (the “Exercise Price”).

4. Adjustments.

(a) Adjustment for Change in Common Stock.

(i) If the Corporation (A) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (B) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares, or (C) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares (each, an “Adjustment Event”), the number of Warrant Shares issuable hereunder immediately prior to such action shall be proportionately adjusted so that the Holder will receive, upon exercise, the aggregate number and kind of shares of capital stock of the Corporation which it would have owned immediately following such action if the Holder had exercised this Warrant immediately prior to such Adjustment Event.

(ii) The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

(iii) The adjustment shall be made successively whenever any Adjustment Event occurs.

(b) Adjustment for Reorganization. If the Corporation consolidates or merges with or into another Person or enters into any other similar transaction, recapitalization or reorganization in which the Corporation is not the surviving entity (any such action, a “Reorganization”), this Warrant shall become immediately exercisable upon the completion of such Reorganization and there shall thereafter be deliverable, upon exercise of this Warrant, the number of shares of stock or other securities or property to which a holder of the number of Warrant Shares that would otherwise have been deliverable upon exercise of this Warrant would have been entitled upon such Reorganization if such Warrant had been exercised in full immediately prior to such Reorganization.

5. Prior Notice as to Reorganizations. If the Corporation (i) enters into any Reorganization or reclassification of its capital stock, or (ii) is the subject of a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then at least 15 days prior to such action, the Corporation will send written notice (by first class mail, postage prepaid, addressed to the Holder at its address shown on the books of the Corporation) of the dates on which (A) such action will occur and (B) the holders of Common Stock of record may exchange their Common Stock for securities or other property deliverable upon such action.

6. Reservation of Common Stock. The Corporation will reserve and keep available for issuance and delivery upon the exercise of this Warrant such number of its authorized but unissued shares of Common Stock or other securities of the Corporation as will be sufficient to permit the exercise in full of this Warrant. Upon issuance, each of the Warrant Shares will be validly issued, fully paid and nonassessable, free and clear of all liens, security interests and charges and free and clear of all preemptive rights.

7. No Voting Rights; Limitations of Liability. Prior to exercise, this Warrant will not entitle the Holder to (a) any voting rights, or (b) other rights as a stockholder of the Corporation not granted herein. No provision of this Warrant, in the absence of affirmative action by the Holder to exercise this Warrant, and no enumeration in this Warrant of the rights or privileges of the Holder, will give rise to any liability of such Holder for the Exercise Price.

8. Exercise Procedure. To exercise this Warrant, the Holder must deliver to the principal office of the Corporation (prior to the Expiration Date) this Warrant, the subscription substantially in the form of Exhibit “A” attached hereto, and the Exercise Price. The Holder may deliver the Exercise Price by any of the following methods, at its option: (i) in legal tender, (ii) by bank cashier’s or certified check, or (iii) by wire transfer to an account designated by the Corporation. Upon exercise, the Corporation, at its sole expense (including the payment of any documentary, stamp, issue or transfer taxes), will issue and deliver to Holder, within 10 days after the date on which the Holder exercises this Warrant, certificates for the Warrant Shares purchased hereunder. The Warrant Shares shall be deemed issued, and the Holder deemed the holder of record of such Warrant Shares, as of the opening of business on the date on which the Holder exercises this Warrant.

9. Sale of Warrant or Warrant Shares. Neither this Warrant nor any of the Warrant Shares have been registered under the Act or under the securities laws of any state. This Warrant may not be sold, assigned, transferred, pledged or hypothecated. The Warrant Shares (when issued) may not be sold, assigned, transferred, pledged or hypothecated or otherwise disposed of except (w) as permitted by any shareholders agreement then in effect, (x) as permitted by any effective registration statement under the Act and by the securities laws of any state in question, or (y) as permitted by an opinion of counsel reasonably satisfactory to the Corporation stating that such registration under the Act and registration or qualification under the securities laws of any state is not required. Notwithstanding the foregoing, this Warrant or the Warrant Shares (when issued) may be transferred by Holder to QBP (so long as John A. Dawdy and Andrew G. Hood are the sole general partners of QBP at the time of such transfer), or by Holder or QBP to John A. Dawdy or Andrew G. Hood in their individual capacities; provided that in the case of any transfer pursuant to this sentence, such transfer is not deemed to be a sale under federal or state securities laws and any such transferee agrees to be bound by the foregoing restrictions on transfer. Until the Warrant Shares have been registered under the Act and registered and qualified under the securities laws of any state in question, the Corporation shall cause each certificate evidencing any Warrant Shares to bear the following legends:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. THE SHARES MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE ASSET PURCHASE AGREEMENT BETWEEN THE HOLDER, INTERPORE ORTHOPAEDICS, INC. AND THE OTHER PARTIES NAMED THEREIN DATED AS OF DECEMBER 8, 1999.

10. Replacement of Warrant. If the Holder provides evidence that this Warrant or any certificate or certificates representing the Warrant Shares have been lost, stolen, destroyed or mutilated, the Corporation (at the request and expense of the Holder) will issue a replacement warrant upon reasonably satisfactory indemnification by the Holder (if required by the Corporation).

11. Right of Offset. This Warrant and the Warrant Shares are subject to the Purchase Agreement, including without limitation, the optional recovery rights set forth in Section 7(f) of the Purchase Agreement, which rights provide, generally, that the number of Warrant Shares that the Holder can acquire pursuant to this Warrant may be reduced to allow the Corporation to recover the amount of certain Adverse Consequences (as defined in the Purchase Agreement) suffered by the Corporation under the Purchase Agreement.

12. Governing Law. The laws of the State of Delaware (other than its conflict of law rules) govern this Warrant.

(Signature page follows)

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be signed on its behalf, in its corporate name, by its Chief Executive Officer, and its corporate seal to be hereunto affixed and the said seal attested to by its Secretary as of the          day of December, 1999.

INTERPORE INTERNATIONAL, INC.
a Delaware corporation

Attest:		By:

	Richard L. Harrison	David C. Mercer
	Secretary	Chief Executive Officer

Schedule of Warrants

The following identifies the specific terms of the preceding form of warrant as they apply to the specific Holders identified below (defined terms refer to terms in the form of warrant):

Holder	Warrant Shares	Exercise Date	Exercise Price
Andrew G. Hood	25,000	Six months from the date of the warrant	$7.125

John A. Dawdy	25,000	Six months from the date of the warrant	$7.125

Andrew G. Hood	25,000	Twelve months from the date of the warrant	$7.625

John A. Dawdy	25,000	Twelve months from the date of the warrant	$7.625

Andrew G. Hood	25,000	Eighteen months from the date of the warrant	$8.125

John A. Dawdy	25,000	Eighteen months from the date of the warrant	$8.125

Andrew G. Hood	25,000	Twenty-four months from the date of the warrant	$8.625

John A. Dawdy	25,000	Twenty-four months from the date of the warrant	$8.625